To our shareholders,

As we close out another quarter, we thought it would be a good time to update everyone on the progress Muscle Maker is making in our turnaround efforts or as we call it the “Go Forward Plan.” While there have been some setbacks along the way, we have also realized many achievements. We believe we are close to accomplishing the goals we set out at the beginning of the turnaround process and are now positioning Muscle Maker for the future.

I would like to thank all the shareholders for their patience while we executed the Go Forward Plan. Since March 2019, we have successfully:

●	recapitalized the business with roughly $9M in new investment
●	executed a complete turnover of the management team and added new board members
●	updated and improved corporate governance, policies and procedures
●	closed underperforming locations
●	modified new store layouts to improve speed of service
●	completed all financial filings and audit requirements for 2018 and 2019 to date
●	launched new menu items
●	expanded our military locations
●	designed a new franchising program to be launched in Q4 2019
●	created a new test concept for R&D to be launched in November 2019

As always, details on many of the items discussed in this letter are available in our filings made with the Securities and Exchange Commission (“SEC”) that can be found at www.sec.gov. We encourage you to continuously review our public filings that are posted regularly. In addition, we have updated our website, www.musclemakergrill.com, by adding an investor relations section for ease of use in seeing all our SEC filings as well as our press releases.

Growth

The Management team believes we have positioned our Muscle Maker platform to take advantage of potential future growth. Our strategy continues to concentrate on non-traditional growth opportunities for corporately owned locations while simultaneously focusing on franchise growth in traditional locations. Examples of non-traditional locations include restaurants on military bases, fitness clubs, airports, universities, office buildings, government facilities, etc. These locations usually require commitments across various geographic regions and are more easily supported from a corporate level than a local or regional level.

Muscle Maker opened and is under development in several military locations. A second location was opened at Fort Benning in April 2019. This location is in a large administrative building where we are the only major food provider for several thousand employees. In addition to Fort Benning, we are in various stages of development on several other military sites. These locations include: Fort Meade (scheduled to be opened on October 25, 2019), Camp Elmore (scheduled to open in November 2019), Fort Bragg (scheduled to open in February 2020) and West Point (scheduled to open in 2020). These locations are in addition to our already open locations at Fort Benning, Fort Bliss and Fort Sill. Muscle Maker remains committed to expansion in the various branches of the military in support of “Operation Live Well” and providing healthier alternatives to soldiers. The Camp Elmore location will introduce Muscle Maker to the Marines and provides the opportunity to begin working with another branch of the military. In addition, we have begun the initial work on researching opportunities with the Navy Exchange.

Furthermore, we are in the discussion, review or RFP process across multiple office buildings, universities, medical centers, government facilities and airports. We will continue to investigate all opportunities in non-traditional venues.

In September 2019, Muscle Maker purchased the Midtown restaurant located in New York City. This franchise location was the third highest sales volume location in the system and had annual sales volumes of approximately $1,300,000 in 2018. We are very excited to add this location to the corporate restaurant portfolio and look forward to growing the location even more in the future.

In October 2019, Muscle Maker purchased a second franchise location in New York City located in the Bronx. This location is the highest sales volume location in the system with annual sales of approximately $1,600,000 in 2018. We believe there is a great opportunity to expand the top line sales in this location with third party delivery, extended hours, catering and meal plan marketing.

With the completion of the 2018 audit, we are now able to update the Franchise Disclosure Document (FDD) and will be able to start selling franchise locations upon completion. We anticipate completing the FDD update in Q4 2019. Our strategy will focus on franchising in areas where Muscle Maker currently has open and established locations and within existing distribution routes.

Speed of Service

At Fort Meade, Muscle Maker is launching a linear operating platform where soldiers will be able to move down the line with their food selecting various ingredients. This operational layout is similar to what you might see at Panda Express or Chipotle. The design is intended to speed up the order process, provide customization for soldiers and reduce errors. We believe this can be a transformational change in the way we operate restaurants and we are very excited to see the improvements the linear line can bring to the equation.

At Fort Sill, Muscle Maker launched a “hot & healthy, grab & go” platform that allows soldiers to simply walk up to the counter, order a pre-made hot meal, pay and go. Products are held in heating cabinets and offer up to 10 different items. The overall transaction is very fast and is only limited by the length of time to pay for the meal. This platform is similar to what you might see at Little Caesars.

We are committed to improving the speed of service in our locations, especially locations with limited meal times.

Financial Matters

Muscle Maker has spent an enormous amount of time and significant resources to complete all audit matters and become current in all SEC financial filings. By becoming current in our filings, we are now able to move into our next phase of the turnaround process which entails franchising, corporate growth and investigating other capital raising opportunities. As part of these capital raising opportunities we are evaluating the listing of our common stock on a national exchange such as Nasdaq or the NYSE. Now that we are current with all SEC filings, we intend to stay current and not face this uphill battle in the future.

Menu Changes

We have hired a chef consultant to help us re-define the overall menu. He has experience in developing menus for multiple restaurant concepts including quick service and fast casual chains. This is important as we need to always consider price points and speed of service. Anyone can design a great menu, but the key is to design a great menu and be able to deliver it in a fast-casual environment within operational and financial restrictions.

It’s our belief that today’s menu is slightly dated in its offerings and needs adjusting to bring it current with today’s consumer tastes. We will remain a “healthier for you” concept. However, we need to incorporate items such as wild caught salmon, ancient grains, avocado toast, walnuts, fresh brewed iced teas and hand squeezed lemonades, fruits, keto friendly ingredients, plant-based options and other current items to fit consumer taste profiles of today.

In order to fully test a new menu and all the operational, financial, platform, marketing and equipment questions, we temporarily closed a location and began a full implementation of the new menu and training of the restaurant. This change covers things such as new signage, new equipment, new furniture & fixtures, wall murals, operational changes, etc. This will result in a complete new look and feel for the restaurant. Training will be required to ensure the restaurant team can execute against all the new menu items. We anticipate the new menu and design to be fully implemented and open for business in November 2019.

In order to broaden the consumer base, we are introducing a new name to correspond to the new menu offerings. The Company filed for a trademark for “Healthy Joe’s” along with securing various website addresses. We are very excited about the potential opportunities this test location will bring to the Muscle Maker concept while also allowing for a test environment free of any encumbrances of the current format.

Summary

As you can imagine, we have a lot of moving parts in our Go Forward Plan. The team is working extremely hard at completing the turnaround and looking forward to utilizing the unique skillset of the management team to grow the concept.

I believe Muscle Maker Grill uniquely fits in the “healthier for you” niche which is a fast growing segment within the restaurant industry. Consumers are demanding healthy eating options and want to understand what ingredients are in the food they are eating. We have a huge opportunity to be a part of and support the military’s “Operation Live Well” campaign while also possessing the ability to support the general need for healthier eating options overall.

I look forward to the progress I expect us to make and sharing these results with everyone.

Thanks,

Mike

Forward-Looking Statements

This document may include “forward-looking statements.” To the extent that the information presented in this document discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “goals” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer

This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. There is no assurance that Muscle Maker will be able to acquire additional funding, that any financing will be available in amounts or on terms acceptable to Muscle Maker, that Muscle Maker’s OTC Markets application, if submitted, will be approved or that a market for Muscle Maker’s common stock will develop.